EXHIBIT 10(g)

2010 EXECUTIVE CASH INCENTIVE PLAN
OF ACXIOM CORPORATION

1.           Purpose of the Plan.

The purpose of the 2010 Executive Cash Incentive Plan of Acxiom Corporation (the “Plan”) is to advance the interests of Acxiom Corporation (the “Company”) and its stockholders by providing incentives in the form of cash bonus awards to certain officers and other employees of the Company and its Subsidiaries.  The Plan is intended to enable the Company to attract and retain appropriate executive talent and to motivate such officers to manage and grow the Company’s business and to attain the performance goals articulated under the Plan.

2.           Definitions.

(a) “Award” means a cash award granted pursuant to the Plan.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

(d) “Committee” means the Compensation Committee of the Board, or any successor thereto or any other committee designated by the Board to assume the obligations of the Committee hereunder.

(e) “Company” means Acxiom Corporation, a Delaware corporation, and its Subsidiaries.

(f) "Covered Officer" shall mean at any date (i) any individual who, with respect to the previous taxable year of the Company, was a "covered employee" of the Company within the meaning of Section 162(m) of the Code and the Regulations promulgated thereunder; provided, however, that the term "Covered Officer" shall not include any such individual who is designated by the Committee, in its discretion, at the time of any Award under the Plan or at any subsequent time, as reasonably expected not to be such a "covered employee" with respect to the current taxable year of the Company or to the taxable year of the Company in which any applicable Award hereunder will be paid and (ii) any individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected to be such a "covered employee" with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any applicable Award hereunder will be paid.

(g) “Effective Date” means the date on which the Plan takes effect in accordance with Section 12 of the Plan.

(h) “Participant” means an employee of the Company or any of its Subsidiaries who is selected by the Committee to participate in the Plan pursuant to Section 4 of the Plan.

(i) “Performance Period” means the Company’s fiscal year (or multiples thereof) or any portion thereof designated by the Committee as a Performance Period.

(j) “Plan” means this Acxiom Corporation 2011 Cash Incentive Plan.

(k)“Subsidiary” means a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

3.           Administration.

(a)           General.  The Plan shall be administered by the Committee. The Committee shall have the authority to select the employees to be granted Awards under the Plan, to determine the size and terms of an Award (subject to the limitations imposed on Awards in Section 5 below), to modify the terms of any Award that has been granted, to determine the time when Awards will be made, the amount of any payments pursuant to such Awards and the Performance Period to which they relate, to determine any employment restrictions on actual receipt of payments pursuant to Awards, to establish performance objectives in respect of such Performance Periods and to determine whether such performance objectives were attained. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan.  The Committee may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable.  Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned.  Determinations made by the Committee under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated.  The Committee shall have the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes or obligations required by law to be withheld with respect to such payment.

(b)           Covered Officers.  Any discretion exercised under the Plan affecting any Award to a Covered Officer shall be subject in all events to Section 162(m) of the Code, unless the Committee makes a specific determination that such Award is not intended to comply with Section 162(m) of the Code.

4.           Eligibility and Participation.

The Committee shall determine the employees who shall be Participants for the Performance Period.  The designation of Participants shall be made individually or by groups or classifications of employees, as the Committee deems appropriate.

5.           Awards.

(a) Scope.  Each year the Committee will establish award opportunities and performance targets for Participants for the determination of potential awards hereunder.  Award opportunities shall be set as a percentage of base salary.  Following the close of a Performance Period, the Committee shall evaluate the Company’s actual performance against the performance targets to determine the actual bonus to be paid.

(b) Performance Goals.  Awards to Participants shall be based solely upon the attainment of performance targets related to one or more performance goals selected by the Committee from among the goals specified below. For purposes of this Section 5, the formula on which performance targets are based with respect to Awards under this Plan shall be limited to one or more of the following Company, Subsidiary, operating unit or division financial performance measures:

•	earnings before interest, taxes, depreciation and/or amortization;

•	operating income or profit;

•	operating efficiencies;

•	return on equity, assets, capital, capital employed, or investment;

•	after tax operating income;

•	net income;

•	earnings or book value per share;

•	cash flow(s);

•	total sales or revenues or sales or revenues per employee, , including total value of contracts executed in a given time period;

•	production;

•	stock price or total stockholder return;

•	cost of capital or assets under management;

•	strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures;

or any combination thereof. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any Subsidiary, operating unit or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders' equity and/or shares of common stock outstanding, or to assets or net assets.  The Committee may appropriately adjust any evaluation of performance under criteria set forth in this Section 5(b) to exclude any of the following events that occurs during a performance period:  (i) asset impairments or write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, and (vi) the effect of adverse or delayed federal, state or local governmental or regulatory action; provided that the Committee commits to make any such adjustments within the 90 day period set forth in Section 5(d) below.

(c)           Maximum Award.  With respect to any Covered Officer, the maximum annual amount of an Award hereunder shall be $3,000,000.

(d)           Administration.  To the extent necessary to comply with Section 162(m) of the Code, with respect to grants of Awards to Covered Officers, no later than 90 days following the commencement of each Performance Period (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (1) select the performance goal or goals applicable to the Performance Period, (2) establish the various targets and bonus amounts which may be earned for such Performance Period, and (3) specify the relationship between performance goals and targets and the amounts to be earned by each Covered Officer for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable performance targets have been achieved and the amounts, if any, payable to Covered Officers for such Performance Period. In determining the amount earned by a Participant for a given Performance Period, the Committee shall have the right to adjust the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period; provided, that with respect to any Covered Officer, the Committee may exercise the discretion described in this sentence only to reduce the amount otherwise payable to such Covered Officer.

(e)           Payment. The amount of the Award payable as determined by the Committee for the Performance Period shall be paid to the participant at such time as determined by the Committee in its sole discretion after the end of the Performance Period, but in all events by such time as is necessary for the payment to qualify as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the United States Treasury Regulations.  Award payments shall be made in cash.  Except as the Committee may otherwise determine in its sole and absolute discretion, termination of a Participant’s employment prior to the end of the Performance Period will result in the forfeiture of the award by the Participant, and no payments shall be made with respect thereto.

6.           Amendments or Termination.

The Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair any of the rights or obligations under any Award theretofore granted to a Participant under the Plan without such Participant's consent; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of any applicable law, rule or regulation.

7.           No Right to Employment or Awards.

Neither the Plan nor any action taken hereunder shall be construed as giving any Participant or other person any right to continue to be employed by or perform services for the Company or any Subsidiary, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Company and its Subsidiaries.  No person shall have any claim to be granted any award and there is no obligation for uniformity of treatment among Participants.  The terms and conditions of awards, if any, need not be the same with respect to each Participant.

8.           Offset of Awards.

The Committee, in its sole discretion, may reduce any amounts otherwise payable to any Participant hereunder in order to satisfy any liabilities owed to the Company or any of its Subsidiaries by the Participant, but only to the extent any such offset complies with the requirements of Section 409A of the Code and the guidance issued thereunder.

9.           Adjustments Upon Certain Events.

In the event of any material change in the business assets, liabilities or prospects of the Company, any division or any Subsidiary, the Committee in its sole discretion and without liability to any person may make such adjustment, if any, as it deems to be equitable as to any affected terms of outstanding Awards.

10.           Miscellaneous Provisions.

The Company is the sponsor and legal obligor under the Plan and shall make all payments hereunder, other than any payments to be made by any of the Subsidiaries (in which case payment shall be made by such Subsidiary, as appropriate).  The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any amounts under the Plan, and the Participants' rights to the payment hereunder shall be no greater than the rights of the Company's (or Subsidiary's) unsecured creditors. All expenses involved in administering the Plan shall be borne by the Company.

11.           Choice of Law.

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware.

12.           Effectiveness of the Plan.

The Plan shall be effective as of the date of its adoption by the Committee, provided the Plan is subsequently approved by the Company’s stockholders.